NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 25, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 14, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Textainer Group Holdings Limited and Typewriter Merger Sub Ltd., a subsidiary of Typewriter Parent Ltd., a newly formed entity affiliated with Stonepeak Partners LLC became effective before tmarket open on March 14, 2024. Each Common Share of Textainer Group Holdings Limited was exchanged for USD 50.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 14, 2024.